Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing
(712) 277-7305
jewing@terraindustries.com

Terra to suspend ammonia production at Yazoo City facility

Sioux City, Iowa (December 27, 2005)—Terra Industries Inc. (NYSE symbol: TRA) announced today that effective Jan. 1, 2006, it will suspend ammonia production at its Yazoo City, Miss., facility due to high natural gas costs. Terra will begin in January the maintenance turnaround it had scheduled for February. The company expects to resume ammonia production at Yazoo City after the turnaround is complete and when natural gas costs decrease to a level that will allow the plant to operate with positive cash flow.

Terra plans to fulfill its Yazoo City sales commitments during the ammonia production suspension using imported ammonia to operate its upgrading plants.

Terra announced on Nov. 21 and Nov. 29, 2005, respectively, that it had suspended all production at its Woodward, Okla. facility and ammonia production at its Billingham, U.K. facility. Terra continues to produce ammonia at its other facilities in Courtright, Ont.; Port Neal, Iowa; Verdigris, Okla.; and Severnside, U.K. at reduced rates. Point Lisas Nitrogen Limited, the Trinidad ammonia manufacturing facility of which Terra owns 50%, continues to operate at full rates.

Terra Industries Inc., with pro forma 2004 revenues of $1.9 billion including the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.